Exhibit 1.A.(8)(d)(i)

AMENDMENT TO
PARTICIPATION AGREEMENT
BETWEEN
SOUTHLAND LIFE INSURANCE COMPANY
AND INVESCO FUNDS GROUP, INC.

     This Amendment is dated as of the 4th day of October, 2000 by and between Southland Life Insurance Company ("Southland Life") and INVESCO Funds Group, Inc. ("INVESCO").

     WHEREAS, Southland Life and INVESCO entered into the Participation Agreement ("Agreement") on September 14, 1995;

     WHEREAS, the parties desire to amend said Agreement in the manner hereinafter set forth;

     NOW THEREFORE, the parties hereby amend the Agreement in the following form:

  The Participation Agreement is hereby amended by substituting for the current Schedule B an amended Schedule B in the form attached hereto which adds the Survivor Dimensions Variable Universal Life policies to the list of Contracts funded by the Separate Accounts.
  All notices sent to Southland Life pursuant to Section XI Notices of the Agreement shall be directed to:

          Southland Life Insurance Company
          1290 Broadway
          Denver, CO 80203
          Attention: Variable Counsel
          Fax: (303) 860-2134

All of the other provisions contained in the Agreement shall remain in full force and effect.

     IN WITNESS THEREOF, Southland Life and INVESCO have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above:

INVESCO Funds Group, Inc.

By:	/s/ Ronald L. Grooms	Date:	9/29/00
Ronald L. Grooms Senior Vice President

Southland Life Insurance Company

By:	/s/ James L. Livingston, Jr.	Date:	10/4/00
James L. Livingston, Jr. Executive Vice President

SCHEDULE B
CONTRACTS

Flexible Premium Deferred Combination Fixed and Variable Annuity Contract

Future Dimensions Flexible Premium Variable Life Insurance Policy

Survivor Dimensions Flexible Premium Variable Life Insurance Policy